Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Heidrick & Struggles International, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-147476, No. 333-130143, No. 333-82424, No. 333-58118, No. 333-32544, and No. 333-73443) on Form S-8 of Heidrick & Struggles International, Inc. of our report dated March 16, 2011, with respect to the consolidated balance sheets of Heidrick & Struggles International, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Heidrick & Struggles International, Inc.

Our report dated March 16, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, expresses our opinion that Heidrick & Struggles International, Inc. did not maintain effective internal control over financial reporting as of December 31, 2010 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: A material weakness related to controls over the accounting for compensation arrangements between the Company and certain of its employees has been identified and included in management’s assessment.

KPMG LLP

Chicago, Illinois
March 16, 2011